                                                                    EXHIBIT 99

May 15, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.  Acxiom Corporation (the "Corporation") has
received a representation letter from Arthur Andersen LLP ("Andersen") stating that its audit of the consolidated financial statements of the Corporation and subsidiaries as of March 31, 2002 and for the year then ended, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availablility of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,

ACXIOM CORPORATION

By: /s/Caroline Rook
Financial Compliance Leader